UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	December 15, 2008

OGE ENERGY CORP.
(Exact Name of Registrant as Specified in Its Charter)

Oklahoma
(State or Other Jurisdiction of Incorporation)

1-12579	73-1481638
(Commission File Number)	(IRS Employer Identification No.)

321 North Harvey, P.O. Box 321, Oklahoma City, Oklahoma	73101-0321
(Address of Principal Executive Offices)	(Zip Code)

405-553-3000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

            Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

OGE Energy Corp. (the “Company”) is the parent company of Oklahoma Gas and Electric Company (“OG&E”), a regulated electric utility with approximately 769,000 customers in Oklahoma and western Arkansas, and Enogex LLC and its subsidiaries (“Enogex”), a midstream natural gas pipeline business with principal operations in Oklahoma.

On December 15-16, 2008, the Company is scheduled to make a financial presentation with certain investors to discuss, among other things, the Company’s corporate strategy, OG&E overview and regulatory plan, Enogex overview and reaffirming the Company’s 2008 and 2009 earnings guidance. The Company’s 2008 earnings guidance is between $224 million and $238 million, or $2.40 to $2.55 per diluted share and assumes approximately 93.2 million average diluted shares outstanding and an effective tax rate of 31.4 percent. OG&E’s 2008 earnings guidance is between $135 million and $140 million, or $1.45 to $1.50 per diluted share, Enogex’s 2008 earnings guidance is between $89 million and $96 million, or $0.95 to $1.03 per diluted share, and the holding company and OGE Energy Resources, Inc. (“OERI”) 2008 earnings guidance is between $0 million and $2 million, or $0.00 to $0.02 per diluted share. The Company’s 2009 earnings guidance is between $220 million and $248 million, or $2.30 to $2.60 per diluted share and assumes approximately 95.5 million average diluted shares outstanding and an effective tax rate of 29.9 percent. OG&E’s 2009 earnings guidance is between $179 million and $191 million, or $1.87 to $2.00 per diluted share, and Enogex’s 2009 earnings guidance is between $51 million and $75 million, or $0.53 to $0.79 per diluted share, while the holding company and OERI have a projected net loss for 2009 between $14 million and $16 million, or $0.15 to $0.17 per diluted share.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OGE ENERGY CORP.
(Registrant)

By:	/s/ Scott Forbes
Scott Forbes
Controller, Chief Accounting Officer
and Interim Chief Financial Officer

December 15, 2008